Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
OF BRICKTOWN BREWERY RESTAURANTS LLC
FROM AN OKLAHOMA LIMITED LIABILITY COMPANY
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1. The limited liability company was first formed in in the State of Oklahoma is October 22, 2014.

2. The name of the Oklahoma limited liability company immediately prior to filing this Certificate was “Bricktown Brewery Restaurants LLC”.

3. The name of the Delaware corporation as set forth in the Certificate of Incorporation is “Bricktown Restaurant Group, Inc.”

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting limited liability company has executed this Certificate as of the ______ day of ______, 2019.

By:
Name:	W.G. Buck Warfield
Title:	President